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                      SUB-ADMINISTRATION SERVICES AGREEMENT

     AGREEMENT made as of this 1st day of July, 2005, between HSBC Investments
(USA) Inc. ("HSBC"), a New York corporation having its principal place of business at 452 Fifth Avenue, 18th Floor, New York, New York 10018, and BISYS Fund Services Ohio, Inc. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, OH 43219.

     WHEREAS, HSBC is the investment adviser for the HSBC Investor Funds, HSBC Advisor Funds Trust and HSBC Investor Portfolios (each, the "Company" and collectively, the "Companies");

     WHEREAS, pursuant to that certain Administration Agreement (the "Administration Agreement") dated July 1, 2005 between HSBC and the Companies, HSBC acts as administrator for the Companies and each investment portfolio of the Companies, as now in existence and listed on Schedule A hereto, or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

     WHEREAS, HSBC desires that BISYS perform certain administration services for the Companies and the Funds; and

     WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the covenants hereinafter contained, HSBC and BISYS hereby agree as follows:

     1. Retention of BISYS

     HSBC hereby retains BISYS, subject to the supervision, direction and control of the Company's board of trustees (the "Board"), to act as sub-administrator of HSBC and each of the Funds and to furnish HSBC and each of the Funds with the administration services set forth in Section 2(a) below. BISYS and HSBC hereby agree that BISYS will perform the services upon the terms set forth in this Agreement.

     BISYS shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent HSBC or the Funds in any way, and shall not be deemed an agent of HSBC or the Funds.

     HSBC hereby represents and warrants to BISYS that this Agreement has been disclosed to the Board, and that HSBC has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board's review or approval of the arrangements contemplated under this Agreement, including amounts expended by the HSBC under this Agreement.


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     2. Services

     (a) Administration Services. BISYS shall perform or, subject to Section 2(c) hereof, supervise the performance by others, of the administration services set forth on Schedule B with respect to the Funds. BISYS shall perform such other administration services for HSBC and each of the Funds that are mutually agreed upon by the parties from time to time, for which HSBC will pay BISYS the amounts agreed upon between them.

     (b) Additional Services. Except as explicitly set forth herein, BISYS shall only perform additional services as are provided on an amendment to Schedule B, in consideration of such fees as the parties hereto agree.

     (c) Sub-Agents. BISYS may, with prior notice to HSBC, appoint in writing other parties qualified to perform specific services reasonably acceptable to HSBC (individually, a "Sub-Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-Agent shall be the agent of BISYS and not the agent of HSBC or such Fund, and that BISYS shall be fully responsible for the acts of such Sub-Agent, shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-Agent and shall be obligated to provide such information regarding the relationship with the Sub-Agent as HSBC may reasonably request.

     3. Allocation of Charges and Expenses.

     (a) BISYS. BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Funds who are affiliated persons of BISYS or any affiliated corporation of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee of the Funds retained by the Board to perform services on behalf of the Funds.

     (b) HSBC. HSBC assumes and shall pay or cause to be paid all other expenses of the Funds not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of transfer agency, fund accounting and custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of BISYS or any affiliated corporation of BISYS (fees for other "interested Trustees" may be paid by parties other than HSBC), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.


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     4. Fees and Expenses

     HSBC shall pay BISYS (and/or at the direction of BISYS or a Sub-Agent) for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule C to this Agreement. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule B shall be subject to mutual agreement at the time such amendment is proposed. HSBC shall also reimburse BISYS (and/or at the direction of BISYS, its Sub-Agent) for its reasonable out-of-pocket expenses as set forth in Schedule C. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     5. Effective Date

     This Agreement shall become effective as of the date first written above (the "Effective Date").

     6. Term

     This Agreement shall continue in effect until March 31, 2006 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall continue in effect unless and until it is terminated as set forth in this paragraph. This Agreement may be terminated without penalty (i) by provision of advance written notice of non-renewal to the other party at least 60 days prior to the end of the Initial Term, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of 60 days' advance written notice by the party alleging cause, or (iv) by provision of 60 days' advance written notice to the other party following the Initial Term.

     For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administration ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors or (d) a decision by the Board to terminate the Fund because it is not economically feasible. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon HSBC's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) HSBC is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) HSBC continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).


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     Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of HSBC, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by HSBC upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from HSBC, in addition to the fees and expenses provided in Schedule C, the amount of all of BISYS' reasonable cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to HSBC and/or the Funds and/or other parties of the Funds' property, records, instruments and documents.

     If, during the Initial Term, for any reason other than (i) mutual agreement of the parties or (ii) "cause" for termination of BISYS hereunder, BISYS' services are terminated hereunder, BISYS is replaced as sub-administrator, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-Agent appointed as provided in Section 1(e) hereof), then HSBC shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS under this Agreement for the terminated services during the lesser of (x) the next six months or (y) the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average assets, number of shareholder accounts and fees payable to BISYS monthly during the 12 months prior to the date that services terminate, BISYS is replaced or a third party is added.

     In the event that the Company or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole (other than as permitted above) prior to the expiration of the Initial Term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide services consistent with this Agreement, including the number of funds, classes, accounts and net assets subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

     The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above,
(i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.


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     7. Standard of Care; Uncontrollable Events; Limitation of Liability

     BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to HSBC for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

     BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon HSBC's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS' reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

     BISYS shall provide HSBC, at such times as HSBC may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     8. Legal Advice

     BISYS may apply to HSBC at any time for instructions and may consult with counsel for HSBC and/or counsel for the Companies and with accountants and other experts with respect to any matter arising in connection with BISYS' duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. BISYS shall notify HSBC at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any


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affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement. After so notifying HSBC, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of HSBC unless relating to a matter involving BISYS' willful misfeasance, bad faith, gross negligence or reckless disregard of BISYS' responsibilities and duties hereunder, and BISYS shall in no event be liable to HSBC or any Fund or any shareholder or beneficial owner of HSBC for any action reasonably taken pursuant to such advice.

     9. Instructions / Certain Procedures, etc.

     BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of HSBC until receipt of written notice thereof from HSBC.

     As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the prospectuses and statements of additional information of HSBC relating to the relevant Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from HSBC.

     The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of HSBC or a Company (other than an officer or employee of BISYS or its Sub-Agent) does not conflict with or violate any requirements of the Companies' Declarations of Trust, by-laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

     10. Indemnification

     HSBC agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) of every nature and character (collectively, "Losses") arising out of or in any way relating to BISYS' actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by HSBC, transfer agent, fund accountant, investment adviser, or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

     BISYS shall indemnify, defend, and hold HSBC, its employees, agents, directors, officers and nominees harmless from and against any and all Losses arising out of or in any way relating to BISYS' willful misfeasance, bad faith or negligence in the


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performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

     The indemnification rights under this Section 10 are subject to the limitations of liability in Section 7 of this Agreement.

     The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

     The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. The indemnifying party shall not effect any settlement without the consent of the indemnified party unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves the indemnified party of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     11. Record Retention and Confidentiality

     BISYS shall keep and maintain on behalf of HSBC all books and records that are customary or that HSBC or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of HSBC and to make such books and records available for inspection by HSBC or by the Securities and Exchange Commission (the "Commission") at reasonable times.


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     BISYS shall otherwise keep confidential all books and records relating to
HSBC and its shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by HSBC or the dealer of record as to such account. BISYS shall provide HSBC with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable, so that HSBC may seek a protective order or other appropriate remedy. The provisions of this Section 11 are subject to the provisions of Section 23.

     12. Reports

     BISYS shall furnish to HSBC and to its properly-authorized transfer agents, fund accountants, auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by HSBC in writing, such reports at such times as are prescribed pursuant to this Agreement, or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement. HSBC agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after a diligent examination, are not so reported promptly, a report will for all purposes be accepted by and binding upon HSBC and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by HSBC.

     13. Rights of Ownership

     All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of HSBC and all such other records and data shall be furnished to HSBC in appropriate form as soon as practicable after termination of this Agreement for any reason.

     14. Return of Records

     BISYS may at its option at any time, and shall promptly upon HSBC's demand, turn over to HSBC and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to HSBC, such documents and records shall be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to HSBC unless HSBC authorizes in writing the destruction of such records and documents.


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     15. Bank Accounts

     BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for HSBC with such bank or banks as are selected or approved by HSBC, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. HSBC shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts, HSBC shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

     16. Representations and Warranties of HSBC

     (a) HSBC represents and warrants to BISYS that:

     (i) It is duly organized and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

     (ii) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

     (iii) It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations;

     (iv) this Agreement has been duly authorized by HSBC and, when executed and delivered by HSBC, will constitute a legal, valid and binding obligation of HSBC, enforceable against HSBC in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

     (v) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares; and

     (vi) shares of each Fund which are redeemed by the Company may be sold by the Company from its treasury.

     17. Representations and Warranties of BISYS

     (a) BISYS represents and warrants to HSBC that:

     (i) It is a company duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;


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     (ii) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

     (iii) It has been in, and shall continue to be in compliance in all material respects with all provisions of law required in connection with the performance of its duties under this Agreement;

     (iv) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of HSBC and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder (including its disaster recovery and business continuity plan) are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

     (v) This Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

     (b) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

     18. Insurance

     BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of HSBC, BISYS shall provide evidence that coverage is in place. BISYS shall notify HSBC should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify HSBC of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify HSBC should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.


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     19. Information to be Furnished by HSBC and Funds

     HSBC has furnished to BISYS the following, as amended and current as of the Effective Date:

     (a) A copy of the Declaration of Trust of each Company and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

     (b) Copies of:

     (i)  each Company's by-laws and any amendments thereto;

     (ii) resolutions of the Board regarding (A) approval of this Agreement and authorization of officers of HSBC to execute and deliver this Agreement and authorization for specified officers of HSBC to instruct BISYS hereunder; and (B) authorization of BISYS to act for HSBC in the capacities designated herein.

     (c) A list of all officers of each Company, with each Company's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with HSBC or its investment adviser), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters.

     (d) Two copies of the following (if such documents are employed by the Company):

     (i)  Prospectuses and statements of additional information;

     (ii) Distribution agreement; and

     (iii) All other forms commonly used by each Company or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

     (e) A copy of each Company's written AML Program, including related Policies and Procedures.

     20. Information Furnished by BISYS

     BISYS has furnished to HSBC evidence of the following:

     (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement; and

     (b) Authorization of BISYS to act for HSBC in the capacity designated herein.


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     21. Amendments to Documents

     HSBC shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 19 hereof forthwith upon such amendments or changes becoming effective. In addition, HSBC agrees that no amendments will be made to the prospectuses or statement of additional information of HSBC which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless HSBC first obtains BISYS' approval of such amendments or changes, which approval shall not be withheld unreasonably.

     22. Reliance on Amendments

     BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by HSBC pursuant to Sections 19 and 21 of this Agreement and, subject to the provisions of Section 7 hereof, HSBC hereby indemnifies and holds harmless BISYS from and against any and all Losses which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 19 and 21 hereof, in the event the same relate to services provided by BISYS hereunder, BISYS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless HSBC first obtains BISYS' written approval of such amendments or changes.

     23. Compliance with Laws

     Except for the obligations of BISYS set forth in Section 11 hereof, HSBC assumes full responsibility for the preparation, contents, and distribution of each prospectus of each Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. HSBC represents and warrants that all shares of each Company that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

     24. Notices

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to HSBC, to it c/o HSBC Investments (USA) Inc., 452 5th Avenue, 18th Floor, New York, New York 10018, Attn: Richard A. Fabietti; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219, Attn: President, with a copy to The BISYS Group, Inc., 90 Park Ave., 10th floor, New York, NY 10016, Attn: General Counsel, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     25. Assignment

     This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS' right to appoint a Sub-Agent pursuant to Section 2(d) hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     26. Governing Law.

     This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     27. Activities of BISYS

     The services of BISYS rendered to HSBC hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of HSBC are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in HSBC, and that BISYS may be or become interested in HSBC as a Shareholder or otherwise

     28. Privacy

     Nonpublic personal financial information relating to consumers or customers of HSBC provided by, or at the direction of HSBC to BISYS, or collected or retained by BISYS in the course of performing its duties, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of HSBC or as required or permitted by law. BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of HSBC. HSBC represents to BISYS that each Company has adopted a statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

     29. Miscellaneous

     (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

     (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

     (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        BISYS FUND SERVICES OHIO, INC.


                                        By:
                                            ------------------------------------
                                        Name: Fred Naddaff
                                        Title: President


                                        HSBC INVESTMENTS (USA) INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                   SCHEDULE A

                  TO THE SUB-ADMINISTRATION SERVICES AGREEMENT

                            Dated as of July 1, 2005

                                      Funds

HSBC Investor Portfolios

     HSBC Investor Fixed Income Portfolio
     HSBC Investor Growth Portfolio
     HSBC Investor High Yield Fixed Income Portfolio
     HSBC Investor International Equity Portfolio
     HSBC Investor Limited Maturity Portfolio
     HSBC Investor Small Cap Equity Portfolio
     HSBC Investor Value Portfolio

HSBC Advisor Funds Trust

     HSBC Investor Fixed Income Fund
     HSBC Investor International Equity Fund
     HSBC Investor Small Cap Equity Fund

HSBC Investor Funds

     HSBC Investor Aggressive Growth Strategy Fund HSBC Investor Bond Fund HSBC Investor California Tax-Free Money Market Fund
     HSBC Investor Conservative Growth Strategy Fund
     HSBC Investor Conservative Income Strategy Fund
     HSBC Investor Growth and Income Fund
     HSBC Investor Growth Fund
     HSBC Investor Growth Strategy Fund
     HSBC Investor High Yield Fixed Income Fund
     HSBC Investor Limited Maturity Fund
     HSBC Investor Mid-Cap Fund
     HSBC Investor Moderate Growth Strategy Fund
     HSBC Investor Money Market Fund
     HSBC Investor New York Tax-Free Bond Fund
     HSBC Investor New York Tax-Free Money Market Fund
     HSBC Investor Opportunity Fund
     HSBC Investor Overseas Equity Fund
     HSBC Investor Tax-Free Money Market Fund
     HSBC Investor U.S. Government Money Market Fund
     HSBC Investor U.S. Treasury Money Market Fund
     HSBC Investor Value Fund
     HSBC Investor Cash Management Money Market Fund

                                   SCHEDULE B

                  TO THE SUB-ADMINISTRATION SERVICES AGREEMENT

                            Dated as of July 1, 2005

                           Sub-Administration Services

1. Calculate contractual Company expenses and control all disbursements for the Companies, including administration of trustee compensation and vendor fees on behalf of each Company and annual reporting of such on IRS Forms 1099-MISC and 1096, as applicable;

2. Prepare an annual projection of the Funds' non-asset based expense accruals prior to the beginning of each fiscal year of each Fund and monitor actual and accrued expenses;

3. Compute, as appropriate, each Fund's dividend payables and dividend factors;

4. As appropriate compute the Funds' yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

5. Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares of beneficial interest in the Funds as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares of beneficial interest in the Funds ("Shares") with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Funds and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Companies and the Shares with state securities authorities to enable each Company to make a continuous offering of its Shares;

6. Coordinate and prepare, with the assistance of the Funds' investment adviser and officers, communications to shareholders of record of the Funds ("Shareholders"), including the annual report to Shareholders; prepare and file with the SEC the semi-annual report for the Funds on Form N-SAR and N-CSR and all required notices pursuant to Rule 24f-2, and quarterly schedules of portfolio holdings on Form N-Q;

7. Provide appropriate assistance with respect to audits conducted by the Companies' independent auditors including compiling data and other information, as necessary;

8. Supervise the Funds' transfer agent with respect to the payment of dividends and other distributions to Shareholders;

9. Calculate performance data of the Funds for dissemination to up to six information services covering the investment company industry;

10. Coordinate and supervise the preparation and filing of the Funds' tax returns;

11. Make available appropriate individuals to serve as officers of the Companies, upon designation as such by the Board, to serve in ministerial capacities related to services provided by BISYS as determined by the Board, or to serve in executive capacities subject to the provisions of Addendum B-1 to this Agreement and the BISYS polices referred to in such Addendum B-1;

12. Monitor and advise HSBC and the Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

13. Assist in developing compliance procedures for each Fund to monitor compliance with the 1940 Act, NASD rules and other relevant regulations, and policies adopted by the Fund's Board, and provide compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with each Fund's investment objective, defined investment policies, restrictions, and tax diversification, distribution and income requirements, as are determinable based upon the Fund's accounting records;

14. Monitor services provided under Shareholder Service Plans adopted by the Board and financial institutions that serve, or propose to serve, as shareholder services agents thereunder ("Shareholder Service Agents"); coordinate the services to be rendered by Shareholder Service Agents pursuant to Shareholder Service Agreements under Shareholder Service Plans, and review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan; coordinate and assist in HSBC's execution and delivery of Shareholder Service Agreements; report to the Board regarding amounts paid under Shareholder Service Agreements and the nature of Services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing; and

15. Upon HSBC's request, BISYS will assist HSBC with the following: (a) semi-annual reviews of financial reports, (b) revisions to policies, procedures and code of ethics, (c) preparation of responses for regulatory examinations and inquiries, and (d) layout and printing of prospectuses and semi-annual and annual reports to shareholders.

                                  ADDENDUM B-1

     BISYS' provision of one or more individuals to serve as executive officers (including Chief Legal Officer) (any such person, a "BISYS EO") is subject to and conditioned upon the provisions of this Addendum B-1.

     BISYS has and will maintain policies applicable to the activities of any BISYS employee serving as a BISYS EO ("BISYS Policies"). BISYS shall select, and may replace, the specific employee that it makes available to serve in any BISYS EO position in BISYS' reasonable discretion, taking into account such person's responsibilities concerning, and familiarity with, each Company's operations.

     In the event any BISYS EO serves as the Company's principal executive and/or financial officer (each a "Certifying Officer"), the DCPs shall contain (or the Company and BISYS shall otherwise establish) mutually agreeable procedures governing the certification of any reports as required under the Sarbanes Oxley Act of 2002 and Rule 30a-2 under the 1940 Act (collectively, the "SO Laws"), and the parties shall comply with such procedures in all material respects. Among other things, the DCPs shall provide as follows:

     1. The Company shall establish a committee (the "DCP Committee") to evaluate each Company's disclosure controls and procedures (the "DCPs") in accordance with Rule 30a-3 under the 1940 Act. The DCP Committee shall include each Company's principal executive and financial officers and Chief Legal Officer, but shall not be made up entirely of BISYS personnel. The DCP Committee shall also contain such other individuals as may be reasonably necessary or appropriate to enable the DCP Committee obtain the cooperation of, and to oversee, each Company's agents that records, processes, summarizes, or reports information contained in any Fund N-CSR or N-Q report (or other information from which such information is derived), including the investment adviser and custodian (each such agent, a "Service Provider").

     2. The Company shall require sub-certifications on internal controls reasonably acceptable to the Certifying Officers be provided by Service Providers and consistent with the SO Laws upon which the Certifying Officers may rely in certifying a Fund's N-CSR or N-Q report, and that such sub-certifications are delivered to the DCP Committee and the Certifying Officers sufficiently in advance of the DCP Committee meeting described in
     Item 3 below.

     3. The DCP Committee shall (i) establish a schedule to ensure that all required disclosures in Form N-CSR and Form N-Q, including the financial statements, for the Fund are identified and prepared in a timeframe sufficient to allow review, (ii) meet before the filing date of each Fund N-CSR and N-Q report to review the accuracy and completeness of the such report, and (iii) record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to DCPs as required by the instructions to Form N-CSR and Form M-Q. In conducting its review and evaluations, the DCP Committee shall:

     (a) review SAS 70 Reports pertaining to Service Providers, if applicable, or in the absence of any such reports, consider the adequacy of a sub-certification of the Service Provider. In cases where the SAS 70 report is dated more than 90 days prior to the issuance of the relevant N-CSR report, the DCP Committee shall request a written certification from the Service Provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of such certification;

     (b) consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Companies' internal control over financial reporting which are reasonably likely to adversely affect a Fund's ability to record, process, summarize, and report financial information, and in the event that any such weaknesses or deficiencies are identified, disclose them to the Certifying Officers, the Fund's audit committee and its auditors;

     (c) consider whether, to the knowledge of any member of the DCP Committee, there has been or may have been any fraud, whether or not material, that involves management or other employees of any Service Provider who have a significant role in the internal control over financial reporting of the Companies, and in the event that any such occurrence is identified, ensure that this has been disclosed to the Certifying Officers and Chief Legal Officer, so that the such officers may inform the Fund's audit committee and its auditors; and

     (d) determine whether there was any change in internal controls over financial reporting that occurred during the Fund's most recent fiscal half-year (the Fund's second fiscal half-year in the case of an annual report) (for Reports on Form N-CSR) or during the Fund's most recent fiscal quarter (for Reports on Form N-Q) that has materially affected or is reasonably likely to materially affect, the Fund's internal control over financial reporting.

     Any BISYS EO that serves as a Certifying Officer shall have the full discretion to decline to certify a particular N-CSR or N-Q report that fails to meet the standards set forth in the certification, to report matters involving fraud or other failure to meet the standards of applicable law to the audit committee of the Board, or in appropriate circumstances, and to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the BISYS Policies,
(b) a violation of Sarbanes-Oxley or other applicable laws, or (c) a material deviation by the Company from the terms of this Agreement governing the services of such Certifying Officer that is not caused by such Certifying Officer or BISYS. In the event a BISYS EO resigns as described in the immediately preceding sentence, BISYS shall not be required to provide someone to fill such position until such time as BISYS has received reasonable assurances and evidence from the Company that the circumstance causing the BISYS EO to resign had been remedied.

     Each Company's governing documents (such as its Declaration of Trust and by-laws) and/or resolutions of its Board shall contain mandatory indemnification provisions applicable to each BISYS EO and that are intended to have the effect of fully indemnifying such person and holding such person harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service as an officer of the Company in good faith in a manner reasonably believed to be in the best interests of the Company, except to the extent he or she would otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, within the meaning of Section 17(h) of the 1940 Act.

     The Company shall provide coverage to each BISYS EO under its directors and officers liability policy that is appropriate to the BISYS EO's role and title, and that is consistent with coverage applicable to other executive management-level officers.

     Each BISYS EO that serves as a Certifying Officer may, and the Company shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Fund, the Fund's shareholders or any third party which involves an allegation that any N-CSR or N-Q report failed to meet the standards of applicable laws or that any of the Company's Certifying Officers failed to exercise their obligations to the Fund in a manner consistent with the SO Laws and any other applicable laws.

     Notwithstanding any provision of this Agreement that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Company complies with the SO Laws, and (b) so long as any BISYS EO acts in good faith and in a manner reasonably believed to be in the best interests of the Company (and would not otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Company shall indemnify such BISYS EO and BISYS and hold them both harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting from the service of such BISYS EO as a Certifying Officer or other executive officer of the Company.

                                   SCHEDULE C

                  TO THE SUB-ADMINISTRATION SERVICES AGREEMENT

                            Dated as of July 1, 2005

                                Fees and Expenses

Fees

HSBC shall pay to BISYS on the first business day of each month, or at such times as BISYS shall request, fees for the services provided under this Agreement as follows:

On incremental net assets of    Basis points
-----------------------------   ------------
$0 - $8 billion                      5.5
> $8 billion - $9.25 billion         5.0
> $9.25 billion - $12 billion        3.0
> $12 billion                        1.0

Net assets shall be aggregated across all Companies to determine a total fee for all Companies, and each Company shall be charged its pro rata share of such fee based on the ratio of its net assets to the aggregate net assets of all Companies. Assets in any Fund (a "Feeder Fund") that invests in another Fund (a "Master Fund") shall be counted (and a fee charged thereon) in either the Feeder Fund or the Master Fund, but not both, provided that fees on such assets may be apportioned between the Feeder Fund and the Master Fund. For purposes of determining the fees payable for administrative services, the value of each Company's net assets shall be computed in the manner described in such Company's governing documents (e.g., Memorandum and Articles of Association, Declaration of Trust, etc.) or in its offering documents (e.g., Prospectus or Statement of Additional Information, Offering Memorandum, etc.) as from time to time in effect for the computation of the value of such net assets in connection with the purchase and redemption of shares.

Expenses

In addition to the fees set forth above, each Company agrees to reimburse BISYS for BISYS' reasonable out-of-pocket expenses in providing services under this Agreement on behalf of such Company, including without limitation, the following:

     (i) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Company and in delivering all materials to shareholders;

     (ii) Costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder;

     (iii) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Company, the Company's investment adviser or custodian, dealers, shareholders or others as required to perform the services to be provided hereunder;

     (iv) Sales taxes paid on behalf of the Company;

     (v) The cost of microfilm or microfiche or other electronic retention of records or other materials;

     (vi) Records retention / storage fees;

     (vii) Fulfillment;

     (viii) Costs of all other shareholder correspondence;

     (ix) Post office boxes;

     (x) Any expenses BISYS shall incur at the written direction of an officer of the Company; and

     (xii) Ad hoc reporting fees, billed at a mutually agreed upon rate.